UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2006

DIAMETRICS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21982	41-1663185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6245 Bristol Parkway #263, Culver City, California 90230

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2595

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement, and

Item 2.01.	Completion of Acquisition or Disposition of Assets

Diametrics Medical, Inc. (the “Company”) executed an agreement on July 26, 2006 to sell all of its equity interest in TGC Research Limited (“TGC”) to GluMetrics, Inc. (“GluMetrics”) for cash consideration of $125,000 to the Company. A portion of the purchase price will be held in escrow pending the compromise and settlement of certain outstanding liabilities of TGC. As part of the transaction, the Company waived any claims it may have against TGC, including any interest the Company may have in the patents held by TGC.

TGC was a wholly-owned subsidiary of the Company located in the United Kingdom, which was formed to acquire certain assets and intellectual property out of the liquidation of Diametrics Medical Limited (which was also a wholly-owned subsidiary of the Company located in the United Kingdom) for the purposes of starting a new research and development program focusing on continuous glucose monitoring and control in critically ill patients in a hospital setting. Due to the lack of available funding, all operations of TGC were discontinued during the second quarter of 2005.

GluMetrics is a medical device company focusing on the development of technology and products for the care of critically ill patients. GluMetrics seeks to improve the clinical outcome of hospitalized, intensive care unit (ICU) patients through tight therapeutic control of blood glucose, and is developing a line of products to monitor blood sugar accurately, conveniently and continuously in devices specifically designed to meet the challenging needs of the ICU environment.

Item 9.01.	Exhibits.

(d)	Exhibits.

10.1	Purchase Letter Agreement, dated July 26, 2006, by and between Diametrics Medical, Inc. and GluMetrics, Inc.

10.2	Escrow Agreement and Joint Escrow Instructions, dated July 26, 2006, by and between Optima Escrow, Inc., Diametrics Medical, Inc., GluMetrics, Inc.

10.3	Quitclaim Assignment, dated July 24, 2006, by Diametrics Medical, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: July 28, 2006

DIAMETRICS MEDICAL, INC.

By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer